Exhibit 3.7

ARTICLES OF INCORPORATION

OF

MICHAEL FOODS REFRIGERATED DISTRIBUTION COMPANY

The undersigned incorporator, being a natural person of full age, in order to form a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

The name of this Corporation is Michael Foods Refrigerated Distribution Company.

ARTICLE II

The registered office of this Corporation is located at 5353 Wayzata Boulevard, 324 Park National Bank Building, Minneapolis, Minnesota, 55416. The registered agent at that address is: John D. Reedy.

ARTICLE III

3.01 The aggregate number of shares of stock which this Corporation shall have the authority to issue is 1,500 shares.

3.02 The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

3.03 The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effecturate share dividends, splits, or conversion of its outstanding shares.

3.04 No shareholder of the Corporation shall have any preemptive rights.

3.05 No shareholder shall be entitled to any cumulative voting rights.

3.06 The shareholders shall take action by the affirmative vote of the holders of seventy-five (75%) percent of the voting power of the shares present, except where a larger portion is required by law or these Articles.

ARTICLE IV

An action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by that number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters requiring shareholder approval, in which case the written action must be signed by all members of the Board of Directors then in office.

ARTICLE V

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (1) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or; (iv) liability for any transaction from which the director derived an improper personal benefit. If Chapter 302A, the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VI

The name and address of the incorporator is: Philip T. Colton, Esq., Maun & Simon, 3500 West 80th Street, Suite 520, Minneapolis, Minnesota, 55431.

ARTICLE VII

The names and addresses of the first Board of Directors is:

Richard G. Olson

5353 Wayzata Boulevard

324 Park National Bank Building

Minneapolis, Minnesota 55416

Jeffrey M. Shapiro

5353 Wayzata Boulevard

324 Park National Bank Building

Minneapolis, Minnesota 55416

ARTICLE VIII

AMENDMENT OF ARTICLES

These Articles of Incorporation may be amended by the affirmative vote of the holder or holders of the majority of the voting power of the common stock present at a shareholders’ meeting wherein said amendments are submitted to a vote.

IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of May, 1990.

/s/ Philip T. Colton
Philip T. Colton, Esq.